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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE - MARCH 1, 2001

CONTACT:          LINDA A. PLEIMAN
                  DIRECTOR OF INVESTOR RELATIONS AND CORPORATE COMMUNICATIONS NS GROUP, INC.
                  (859) 292-6809
                  www.nsgrouponline.com
                  ---------------------

                NS GROUP'S SUBSIDIARIES ENTER UNION NEGOTIATIONS
                ------------------------------------------------

Newport, Kentucky (March 1, 2001) - NS Group, Inc. announced today that its subsidiaries, Newport Steel and Koppel Steel, will initiate discussions with the United Steelworkers of America (USWA) regarding operations at its Wilder, Kentucky and Koppel, Pennsylvania facilities.

Rene Robichaud, President and CEO of NS Group, commented, "We are analyzing the viability of continuing to manufacture hot rolled coils and the possibility of exiting the SBQ products business. NS Group's Board of Directors has authorized management to begin discussing these business analyses with the USWA. A final decision will require Board approval. There will be no impact on our commitments to our welded and seamless tubular customers as a result of this strategic initiative," he said.

Newport Steel and the USWA will discuss the possibility of discontinuing the manufacturing of hot rolled coils in fulfillment of our contractual obligation to discuss initiatives of this nature. This would result in closing the steel and hot rolled coil producing operations located in Wilder, Kentucky. In this case, the company would purchase coils on the open market to be used in its welded pipe making operations.

Koppel Steel and the USWA will discuss the possibility of exiting the special bar quality (SBQ) products business. Exiting the SBQ business would result in closing only the bar mill operations located in Koppel, Pennsylvania.

                                    - more -

NS Group, Inc. is a leading producer of tubular products serving the energy industry. The company's tubular products are used in the drilling and exploration as well as the transmission of oil, natural gas and other fluids. The company's tubular products are marketed primarily in the southwestern United States and certain foreign markets. SBQ products are used in critical weight bearing applications such as suspension systems, gears, and drive axles for tractors and off-road vehicles. NS Group is traded on the NYSE under the symbol:
NSS. NS Group, Inc. is headquartered in Newport, Kentucky.